Exhibit 99.1

Edwards Joins Commerce Union Bancshares, Inc. Board of Directors

BRENTWOOD, Tenn.--(BUSINESS WIRE)--May 4, 2015--The Directors of Commerce Union Bancshares, Inc. appointed Sharon Edwards as a member of the board and as Lead Independent Director. She was also selected by the board of directors as chair of the audit committee, and will serve on the board of directors of Commerce Union Bank.

Edwards is currently the Chief Financial Officer of Willis North America, a unit of Willis Group Holdings. She joined Willis in 1991 and has extensive financial and operational expertise. In 2009, Edwards was appointed Chief Administrative Officer, Willis North America, where she was responsible for Service Center and Field Operations as well as leading the deployment of a new insurance policy management and accounting system. Prior to that, she served in a variety of leadership roles including, North America Controller, Regional Finance Officer for Willis’ Central Region and North America Director of Financial Operations.

“Sharon’s extensive knowledge in the financial industry will further bolster our board’s range of talent,” commented DeVan Ard, president of Commerce Union Bancshares Inc. “We look forward to her valuable perspective and board contributions as we continue to position the company for growth.”

Edwards is a Certified Public Accountant and holds a B.A. in Accounting from the University of Tennessee. She has been recognized by the Nashville Business Journal as a 2013 recipient of the Women of Influence award and part of Business Insurance Magazine’s Women to Watch in 2011.

“The Company’s leadership and strategic vision are impressive and I look forward to being part of this dynamic group of business leaders,” stated Edwards.

About Commerce Union Bancshares, Inc. and Commerce Union Bank

Commerce Union Bank is a full-service commercial bank that offers a variety of deposit, lending and mortgage products and services to business and consumer customers located in Davidson, Robertson, Rutherford, Sumner and Williamson Counties, Tennessee. Commerce Union Bancshares’ stock is traded on the Over-the-Counter Bulletin Board quotation system under the symbol “CUBN.” For additional information, locations and hours of operation, please visit www.commerceunionbank.com.

Forward-Looking Statements

Statements in this press release relating to Commerce Union Bancshare’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. The Company’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties, including those related to the combination of Commerce Union Bank and Reliant Bank following the merger. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the joint Form S-4 and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and the Company does not assume any responsibility to update these statements.

CONTACT:
Commerce Union Bank
DeVan Ard, 615-221-2020
President and Chief Executive Officer
or
Commerce Union Bancshares, Inc.
Ron DeBerry, 615-433-7200
Chairman and Chief Executive Officer